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                                                                    EXHIBIT 99.1

HANOVER COMPRESSOR COMPANY AND OEC COMPRESSION CORPORATION ANNOUNCE DELAY IN CLOSING OF MERGER

Houston, Texas: February 5, 2001. Hanover Compressor Company (NYSE: HC) and OEC Compression Corporation (AMEX: OOC) announced that they have agreed to delay the closing of their merger and to re-submit the merger to a vote of OEC's stockholders. The delay and re-vote are necessary due to recent public disclosures by Hanover of a fee payable to one of Hanover's stockholders and a related restatement of Hanover's financial statements for 1997. Hanover and OEC currently expect to hold the re-vote and close the merger by March 1, 2001. On January 26, 2001, OEC's stockholders overwhelmingly approved the merger by a vote of 87% of the outstanding shares of OEC common stock.

Hanover Compressor Company is the market leader in full service natural gas compression and a leading provider of service, financing, fabrication, and equipment for natural gas handling applications. Hanover provides this equipment in a rental, contract compression, maintenance and acquisition leaseback basis to natural gas production, processing and transportation companies that are increasingly seeking outsourcing solutions. Founded in 1990 and a public company since 1997, Hanover's customers include premier independent and major producers and distributors throughout the Western Hemisphere.

OEC Compression Corporation is a Dallas-based provider of the full range of gas compression services to the natural gas industry. OEC Compression Corporation's common stock now trades on AMEX under the symbol "OOC".

Certain matters discussed in this press release are "forward-looking statements" intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because of the context of the statement and will include words such as "believes," "anticipates," "expects," "estimates," or words of similar import. Similarly, statements that describe Hanover's or OEC's future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those anticipated as of the date of this press release. The risks and uncertainties include: the loss of market share through competition; the introduction of competing technologies by other companies; a prolonged, substantial reduction in oil and gas prices which would cause a decline in the demand for Hanover's or OEC's compression and oil and gas production equipment; new governmental safety, health and environmental regulations which could require Hanover or OEC to make significant capital expenditures; inability to successfully integrate acquired businesses; and changes in economic or political conditions in the countries in which Hanover or OEC operate. The forward-looking statements included in this press release are only made as of the date of this press release, and neither Hanover nor OEC undertakes any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.